Exhibit 99.1

NEWS RELEASE

ICF Reports First Quarter 2019 Results

First Quarter Highlights:

•	Total Revenue Was $341 Million, up 13 Percent
•	Diluted EPS Increased 23 Percent to $0.80; Non-GAAP EPS¹ Was $0.87, up 13 Percent
•	Adjusted EBITDA Margin on Service Revenue¹ Was 11.8 Percent, up 60-Basis Points Year-on-Year
•	Contract Awards of $289 Million; TTM Contract Awards Were $1.8 Billion For a Book-to-Bill Ratio of 1.3

FOR IMMEDIATE RELEASE

Investor Contacts:

Lynn Morgen, ADVISIRY PARTNERS, lynn.morgen@advisiry.com +1.212.750.5800

David Gold, ADVISIRY PARTNERS, david.gold@advisiry.com +1.212.750.5800

Company Information Contact:

Lauren Dyke, ICF, lauren.dyke@ICF.com +1.571.373.5577

FAIRFAX, Va.— May 2, 2019-- ICF (NASDAQ:ICFI), a global consulting and digital services provider, reported results for the first quarter ended March 31, 2019.

“ICF’s first quarter results represented a strong start to 2019, reflecting positive growth drivers in both our government and commercial client sets and the benefits of our diversified business model,” said Sudhakar Kesavan, Chairman and Chief Executive Officer. “Double-digit revenue growth reflected year-on-year increases in revenues from government and commercial clients of 16 percent and 8 percent, respectively.

“Federal government client revenues were stable year-on-year, after adjusting for the impact of the partial federal government shutdown that was in effect for most of January; state and local government revenues more than doubled, driven by increased disaster recovery work; and international government revenue remained stable on a constant currency basis. Commercial revenue performance was led by a double-digit year-on-year increase in commercial marketing services.

“Revenue growth and a favorable business mix resulted in a 24 percent year-on-year increase in operating income and a 60-basis point improvement in adjusted EBITDA margin on service revenue. Net income was up 23 percent, and diluted EPS and Non-GAAP EPS increased 23 percent and 13 percent, respectively.  These results include the estimated negative impact of the federal government shutdown, as well as the benefit of a lower-than-expected tax rate.

“Contract awards continued apace in the first quarter, resulting in a trailing twelve-month book-to-bill ratio of 1.3, up from 1.1 at the same time last year. Additionally, our business development pipeline increased considerably both sequentially and year-over-year, reaching $6.4 billion at the end of the first quarter and representing diversified opportunities with both government and commercial clients,” Mr. Kesavan noted.

First Quarter 2019 Results

First quarter 2019 total revenue was $341.3 million, representing 12.7 percent growth over the $302.8 million reported in the first quarter of 2018. Service revenue¹ increased 7.8 percent year-over-year to $241.4 million, from $223.9 million. Net income increased 23.4 percent to $15.3 million in the 2019 first quarter, and diluted EPS was $0.80, which included an estimated $0.05 per share negative impact related to the federal government shutdown that continued for 28 days in January. First quarter net income and EPS figures benefitted from a lower effective tax rate of 19.5 percent, compared to 22.5 percent in the similar year-ago period.  In the 2018 first quarter, net income was $12.4 million, or $0.65 per diluted share.

Non-GAAP EPS increased 13.0 percent to $0.87 per share from $0.77 per share in the year ago quarter. EBITDA¹ was $28.8 million, up 18.5 percent from $24.3 million reported in the first quarter of 2018.  Adjusted EBITDA¹ was $28.5 million, 13.8 percent above the $25.0 million reported in the comparable quarter of 2018. First quarter 2019 adjusted EBITDA margin on service revenue expanded to 11.8 percent from 11.2 percent in the 2018 first quarter as a result of a more profitable revenue mix.

Backlog and New Business Awards

Total backlog was $2.3 billion at the end of the first quarter of 2019. Funded backlog was $1.1 billion, or approximately 49 percent of the total backlog. The total value of contracts awarded in the 2019 first quarter was $289.1 million, resulting in a trailing-twelve-month (TTM) book-to-bill ratio of 1.3.

Government Revenue First Quarter 2019 Highlights

Revenue from government clients was $224.5 million, up 15.6 percent year-over-year.

•

U.S. federal government revenue was $131.8 million. An estimated additional $3.4 million of revenue would have accrued without the partial federal government shutdown. This compares to $134.2 million in the year ago quarter. Federal government revenue accounted for 39 percent of total revenue, compared to 44 percent of total revenue in the first quarter of 2018.

•

U.S. state and local government revenue increased by 109.2 percent year-on-year to $65.5 million, driven by our disaster recovery work.  State and local government clients represented 19 percent of total revenue, significantly ahead of the 10 percent of total revenue accounted for in the 2018 first quarter.

•

International government revenue was $27.2 million, compared to $28.8 million in the year-ago quarter, and accounted for 8 percent of total revenue, compared to 10 percent in the first quarter of 2018.  On a constant currency basis, international government revenue was up 0.5 percent.

Key Government Contracts Awarded in the First Quarter

ICF was awarded more than 70 U.S. federal contracts and task orders and more than 250 additional contracts from U.S. state and local and international governments with an aggregate value of $141.6 million. Notable awards won in the first quarter included:

•	Strategic communications: A framework contract with the European Commission to provide strategic communications services using creative technologies.
•

Disaster recovery: A contract and a contract modification to support housing and infrastructure programs in Texas that are part of state and local government disaster recovery activities associated with Hurricane Harvey.

•	Program support: A contract with the U.K. government to provide support services for an urban resilience program in Nepal.
•	Environment and planning: A recompete contract with a western U.S. state transportation agency to provide on call environmental services.
•	Program support: A recompete contract with the National Science Foundation Directorate for Education and Human Resources to provide program monitoring, data collection, and analysis services.
•	Environment and planning: Master services agreements and associated task orders with a western U.S. water authority to provide environmental planning and analysis services.
•	Survey research and evaluation: A contract with U.S. Agency for International Development to provide survey research and evaluation services related to MEASURE Evaluation Phase 4.
•	Policy analysis: A recompete contract with the Federal Highway Administration of the U.S. Department of Transportation to provide highway policy analysis.

Commercial Revenue First Quarter 2019 Highlights

•

Commercial revenue was $116.8 million, up 7.6 percent from the $108.5 million reported in last year’s first quarter. Commercial revenue accounted for 34 percent of total revenue compared to 36 percent of total revenue in the 2018 first quarter.

•	Energy markets, which include energy efficiency programs, represented 45 percent of commercial revenue. Marketing services accounted for 47 percent of commercial revenue.

Key Commercial Contracts Awarded in the First Quarter 2019

Commercial sales were $147.5 million in the first quarter of 2019. ICF was awarded more than 800 commercial projects globally during the first quarter including:

In Energy Markets:

•	Recompete contracts and a new contract with a midwestern U.S. utility to continue supporting its residential and commercial energy efficiency programs.
•	A contract with a southern U.S. utility to support its residential energy efficiency programs.
•	A contract to provide support for residential HVAC and lighting energy efficiency programs for a midwestern U.S. utility.
•	Several task orders with a western U.S. utility to provide environment and planning services.

In Marketing Services:

•	Multiple task orders with a U.S. health insurer to provide additional marketing services.
•	Multiple task orders with a U.S. health insurer to provide digital solutions services.
•	Multiple task orders with a U.S. confectionery manufacturer to continue to provide marketing services.
•	Retainers and task orders to provide marketing services to a U.K. banking group.

Dividend Declaration

On May 2, 2019, ICF declared a quarterly cash dividend of $0.14 per share, payable on July 16, 2019 to shareholders of record on June 14, 2019.

Summary and Outlook

“We expect the catalysts that led to our strong first quarter performance to continue to drive significant growth and margin expansion in 2019. Our existing contract backlog provides considerable visibility, and our record business development pipeline reflects ICF’s increasing scale, deep subject matter expertise, and the cross-cutting implementation capabilities that we bring to both government and commercial client contracts.

“For 2019, we reaffirm our guidance for total revenue of $1.45 billion to $1.50 billion, GAAP earnings per diluted share of $3.75 to $3.95 exclusive of any special charges, and Non-GAAP diluted EPS of $4.05 to $4.25. Per-share guidance is based on a weighted average number of shares outstanding of 19.3 million. Operating cash flow is projected to be in the range of $100 million to $120 million. Full year 2019 guidance does not include any significant new disaster recovery-related contract wins or major contract expansions that might occur," concluded Mr. Kesavan.

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About ICF

ICF (NASDAQ:ICFI) is a global consulting services company with over 7,000 full- and part-time employees, but we are not your typical consultants. At ICF, business analysts and policy specialists work together with digital strategists, data scientists and creatives. We combine unmatched industry expertise with cutting-edge engagement capabilities to help organizations solve their most complex challenges. Since 1969, public and private sector clients have worked with ICF to navigate change and shape the future. Learn more at icf.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the "Risk Factors" section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.

ICF International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(in thousands, except per share amounts)

	Three months ended
	March 31,
	2019	2018
	(Unaudited)
Revenue	$341,254	$302,780
Direct costs	215,949	188,826
Operating costs and expenses:
Indirect and selling expenses	96,519	89,659
Depreciation and amortization	4,762	4,469
Amortization of intangible assets	2,135	2,244
Total operating costs and expenses	103,416	96,372

Operating income	21,889	17,582
Interest expense	(2,453)	(1,666)
Other (expense) income	(412)	104
Income before income taxes	19,024	16,020
Provision for income taxes	3,706	3,603
Net income	$15,318	$12,417

Earnings per Share:
Basic	$0.81	$0.67
Diluted	$0.80	$0.65

Weighted-average Shares:
Basic	18,825	18,670
Diluted	19,263	19,158

Other comprehensive income, net of tax	283	1,609
Comprehensive income, net of tax	$15,601	$14,026

ICF International, Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(in thousands, except per share amounts)(2)

	Three months ended
	March 31,
	2019	2018
	(Unaudited)
Reconciliation of Service Revenue
Revenue	$341,254	$302,780
Subcontractor and other direct costs(3)	(99,899)	(78,882)
Service revenue	$241,355	$223,898

Reconciliation of EBITDA and Adjusted EBITDA
Net income	$15,318	$12,417
Other expense (income)	412	(104)
Interest expense	2,453	1,666
Provision for income taxes	3,706	3,603
Depreciation and amortization	6,897	6,713
EBITDA	28,786	24,295
Special charges related to acquisition expenses(4)	—	62
Special charges related to severance for staff realignment(5)	454	655
Adjustment related to bad debt reserve(6)	(782)	—
Total special charges and adjustments	(328)	717
Adjusted EBITDA	$28,458	$25,012

EBITDA Margin Percent on Revenue(7)	8.4%	8.0%
EBITDA Margin Percent on Service Revenue(7)	11.9%	10.9%
Adjusted EBITDA Margin Percent on Revenue(7)	8.3%	8.3%
Adjusted EBITDA Margin Percent on Service Revenue(7)	11.8%	11.2%

Reconciliation of Non-GAAP Diluted EPS
Diluted EPS	$0.80	$0.65
Special charges related to severance for staff realignment	0.02	0.03
Adjustment related to bad debt reserve	(0.04)	—
Amortization of intangibles	0.11	0.12
Income tax effects on amortization, special charges, and adjustments(8)	(0.02)	(0.03)
Non-GAAP Diluted EPS	$0.87	$0.77

(2)

These tables provide reconciliations of non-GAAP financial measures to the most applicable GAAP numbers. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Other companies may define similarly titled non-GAAP measures differently and, accordingly, care should be exercised in understanding how we define these measures.

(3)	Subcontractor and Other Direct Costs is Direct Costs excluding Direct Labor and Fringe Costs.
(4)

Special charges related to acquisition expenses: These costs are mainly related to closed and anticipated-to-close acquisitions, consisting primarily of consultant and other outside third-party costs and amortization of deferred consideration payments, discounted as part of the acquisition.

(5)

Special charges related to severance for staff realignment: These costs are mainly due to involuntary employee termination benefits for Company officers or groups of employees who have been notified that they will be terminated as part of a consolidation or reorganization.

(6)

Adjustment related to bad debt reserve: Adjustment related to bad debt reserve: During 2018, we established a bad debt reserve for amounts due from a utility client that had filed for bankruptcy in January 2019 and included the reserve as an adjustment due to its relative size. The current quarter adjustment reflects a favorable revision of our estimate of collectability based on third party interest in acquiring the receivables.

(7)	EBITDA Margin Percent and Adjusted EBITDA Margin Percent were calculated by dividing the non-GAAP measure by the corresponding revenue.
(8)	Income tax effects were calculated using an effective U.S. GAAP tax rate of 19.5% and 22.5% for the three months ended March 31, 2019 and 2018, respectively.

ICF International, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$5,689	$11,694
Contract receivables, net	222,472	230,966
Contract assets	151,805	126,688
Prepaid expenses and other assets	15,548	16,253
Income tax receivable	4,222	6,505
Total Current Assets	399,736	392,106
Property and Equipment, net	50,888	48,105
Other Assets:
Restricted cash - non-current	—	1,292
Goodwill	720,360	715,644
Other intangible assets, net	33,520	35,494
Operating lease - right-of-use assets	127,587	—
Other assets	22,530	21,221
Total Assets	$1,354,621	$1,213,862

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$87,039	$102,599
Contract liabilities	35,936	33,494
Operating lease liabilities - current	30,324	—
Accrued salaries and benefits	50,014	44,103
Accrued subcontractors and other direct costs	49,955	58,791
Accrued expenses and other current liabilities	27,902	39,072
Total Current Liabilities	281,170	278,059
Long-term Liabilities:
Long-term debt	232,318	200,424
Operating lease liabilities - non-current	112,676	—
Deferred rent	—	13,938
Deferred income taxes	43,344	40,165
Other	22,542	20,859
Total Liabilities	692,050	553,445

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, par value $.001; 5,000,000 shares authorized; none issued	—	—
Common stock, par value $.001; 70,000,000 shares authorized; 22,660,508 and 22,445,576 shares issued as of March 31, 2019 and December 31, 2018, respectively; 18,865,729 and 18,817,495 shares outstanding as of March 31, 2019 and December 31, 2018, respectively	23	22
Additional paid-in capital	330,763	326,208
Retained earnings	499,126	486,442
Treasury stock	(155,073)	(139,704)
Accumulated other comprehensive loss	(12,268)	(12,551)
Total Stockholders’ Equity	662,571	660,417
Total Liabilities and Stockholders’ Equity	$1,354,621	$1,213,862

ICF International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended
	March 31,
	2019	2018
	(Unaudited)
Cash Flows from Operating Activities
Net income	$15,318	$12,417
Adjustments to reconcile net income to net cash used in operating activities:
Bad debt expense	(159)	628
Deferred income taxes	3,144	2,640
Non-cash equity compensation	4,151	2,391
Depreciation and amortization	6,897	6,712
Facilities consolidation reserve	(67)	(64)
Amortization of debt issuance costs	127	130
Other adjustments, net	(264)	(535)
Changes in operating assets and liabilities:
Net contract assets and liabilities	(23,152)	(11,413)
Contract receivables	8,236	3,319
Prepaid expenses and other assets	1,353	(5,107)
Accounts payable	(15,561)	(6,942)
Accrued salaries and benefits	5,913	834
Accrued subcontractors and other direct costs	(8,796)	(13,540)
Accrued expenses and other current liabilities	(8,705)	4,457
Income tax receivable and payable	(757)	(2,120)
Other liabilities	(366)	346
Net Cash Used in Operating Activities	(12,688)	(5,847)

Cash Flows from Investing Activities
Capital expenditures for property and equipment and capitalized software	(7,539)	(3,236)
Payments for business acquisitions, net of cash received	(1,819)	(11,835)
Net Cash Used in Investing Activities	(9,358)	(15,071)

Cash Flows from Financing Activities
Advances from working capital facilities	163,240	138,240
Payments on working capital facilities	(131,346)	(112,999)
Payments on capital expenditure obligations	—	(814)
Debt issue costs	—	(21)
Proceeds from exercise of options	404	1,800
Dividends paid	(2,636)	—
Net payments for stockholder issuances and buybacks	(15,218)	(9,109)
Net Cash Provided by Financing Activities	14,444	17,097
Effect of Exchange Rate Changes on Cash, Cash Equivalents, and Restricted Cash	305	120

Decrease in Cash, Cash Equivalents, and Restricted Cash	(7,297)	(3,701)
Cash, Cash Equivalents, and Restricted Cash, Beginning of Period	12,986	24,266
Cash, Cash Equivalents, and Restricted Cash, End of Period	$5,689	$20,565

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for:
Interest	$1,597	$1,596
Income taxes	$1,066	$615

ICF International, Inc. and Subsidiaries

Supplemental Schedule(9)

Revenue by client markets	Three Months Ended
	March 31,
	2019	2018
Energy, environment, and infrastructure	45%	41%
Health, education, and social programs	35%	41%
Safety and security	9%	8%
Consumer and financial	11%	10%
Total	100%	100%

Revenue by client type	Three Months Ended
	March 31,
	2019	2018
U.S. federal government	39%	44%
U.S. state and local government	19%	10%
International government	8%	10%
Government	66%	64%
Commercial	34%	36%
Total	100%	100%

Revenue by contract mix	Three Months Ended
	March 31,
	2019	2018
Fixed-price	39%	40%
Time-and-materials	46%	41%
Cost-based	15%	19%
Total	100%	100%

(9)

As is shown in the supplemental schedule, we track revenue by key metrics that provide useful information about the nature of our operations. The key markets metric provides insight into the breadth of our expertise while the client type metric is an indicator of the diversity of our client base.